                                                                    EXHIBIT 23.1
The Board of Directors
Pain Therapeutics, Inc.:


We consent to the use of our report dated February 26, 2000, except as to note 7 which is as of March 9, 2000 incorporated herein by reference relating to the balance sheets of Pain Therapeutics, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholder's equity (deficit) and cash flows for the period from May 4, 1998 (inception) through December 31, 1998, for the year ended December 31, 1999 and for the period from May 4, 1998 (inception) through the year ended December 31, 1999.


                                                                    KPMG LLP

San Francisco, California
July 17, 2000